Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-285650 on Form S-3 and No. 333-256126 on Form S-8 of our reports dated February 20, 2026, with respect to the consolidated financial statements of Valaris Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
February 20, 2026